Exhibit 99.1

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	WILLIAM J. OWEN Senior Vice President,
FOR IMMEDIATE RELEASE
Investor Relations
818-676-3936

ZENITH FILES 2.7% INCREASE IN ITS CALIFORNIA WORKERS’ COMPENSATION RATES EFFECTIVE JANUARY 1, 2010

WOODLAND HILLS, CALIFORNIA November 18, 2009                                           Zenith National Insurance Corp. (NYSE:ZNT) announced that its wholly owned subsidiary, Zenith Insurance Company, filed new workers’ compensation rates today with the California Department of Insurance.  The new rates will go into effect in California starting January 1, 2010 and represent an average increase of 2.7% when compared to rates in effect since July 1, 2009.  Rates charged to employers are also affected by changes in experience modification factors and net credits and debits applied to individual accounts.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to the following: 1) volatility in the financial markets, including the duration of the recent crisis and the effectiveness of governmental solutions; 2) economic recession; 3) competition; 4) decreased payroll levels of our customers; 5) medical cost trends; 6) regulatory restrictions on investments; 7) changes in state and federal legislation and regulation; 8) changes in interest rates causing fluctuations of investment income and fair values of investments; 9) changes in the frequency and severity of claims and catastrophes; 10) adequacy of loss reserves; 11) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; 12) losses associated with any terrorist attacks that impact our workers’ compensation business for amounts not covered by our reinsurance protection; 13) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and 14) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.